Exhibit 99.1

Genie Energy Declares 4th Quarter 2018 Dividend on Preferred Stock

NEWARK NJ – January 8, 2019: The Genie Energy Ltd (NYSE: GNE, GNEPRA) board of directors has declared a cash dividend of $0.1594 per share of the company’s Series 2012-A Preferred Stock for the fourth quarter of 2018.

The dividend will be paid on February 15, 2019 to preferred stockholders of record as of the close of business on February 6th.

The distribution will be treated as an ordinary dividend for tax purposes.

Genie Energy announces declarations of GNEPRA Series 2012-A Preferred Stock dividends through Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy website.

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. Genie’s Retail division supplies electricity and natural gas primarily to residential and small business customers in the United States. Genie’s International division supplies customers in Europe and Asia. Genie's Energy Services division includes Diversegy, a commercial brokerage and marketing services company, and Genie Solar Energy, a provider of solar generation systems. For more information, visit Genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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